Exhibit 99.1

Press Release

Pinnacle Gas Resources Prices Initial Public Offering

SHERIDAN, Wyo., May 15, 2007 [PR Newswire-FirstCall] — Pinnacle Gas Resources, Inc. (NASDAQ: PINN) today announced the pricing of its initial public offering of 3,750,000 shares of its common stock, par value $0.01 per share, at $9.00 per share.  The company’s shares of common stock have been approved for listing on the NASDAQ Global Market under the symbol “PINN.”  The offering is expected to close on May 16, 2007.  Certain selling stockholders of the company have granted the underwriters a 30-day option to purchase up to an additional 562,500 shares of common stock at the same price to cover over-allotments, if any.

Friedman, Billings, Ramsey & Co., Inc. is serving as book-running manager and RBC Capital Markets Corporation, A.G. Edwards & Sons, Inc. and Johnson Rice & Company L.L.C. are serving as co-managers of the offering.

A registration statement relating to the company’s initial public offering has been filed with and declared effective by the U.S. Securities and Exchange Commission.  This press release does not constitute an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  Any offer or sale will be made only by means of the written prospectus forming a part of the effective registration statement.  A copy of the final prospectus relating to the offering may be obtained when available from Friedman, Billings, Ramsey & Co., Inc., Attn: Todd Davis, 1001 19th Street North, 9th Floor, Arlington, Virginia, 22209, (703) 469-1023, or from any of the other underwriters.

Pinnacle Gas Resources, Inc. is an independent energy company engaged in the acquisition, exploration and development of domestic onshore natural gas reserves, primarily located in the Rocky Mountain region.

Forward-Looking Statements

The company may make statements in this press release that are “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are not guarantees of the company’s future performance and are subject to risks, uncertainties and other important factors that could cause the company’s actual performance or achievements to be materially different than those projected by the company.  For a full discussion of these risks, uncertainties and factors, the company encourages you to read its documents on file with the Securities and Exchange Commission.  Except as required by law, the company does not intend to update or revise and forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Ronald Barnes, Chief Financial Officer

(307) 673-9710

Gregory B. Barnett or David P. Charles

(303) 296-8834